August 22, 2017

LEEP Inc.
CEO Delivers an Update to Shareholders

Louisville, KY.
LEEP Inc. OTC: LPPI the Company

Dear Shareholders and Investors

As reported in our last update, LEEP Inc. continues to build and ship structures for U.S Government use, helping to protect those U.S. citizens and foreign nationals working on our behalf.  We anticipate that activity will continue, based upon the world political environment and the policies of the current administration.  We recently delivered another unit for use abroad, and have several other outstanding bids for additional units.  The fiscal year for the government runs through September.

The company also remains focused on solutions for the U.S. military, both from a standpoint of housing, as well as other strategic structures.  Portions of those solutions are transferrable to the private sector, and the company is pursuing domestic opportunities as well. Engineering currently is under way to construct a residential  solution prototype in an emerging market.  Once engineering is complete, fabrication and construction will begin, which will likely happen by the end of third quarter.  In addition, the company has also embarked on engineering for a more traditional residential solution, which can act as another proof source for the strength and energy efficient characteristics of our products.  Management  is also working on a variety of commercial building opportunities domestically.

LEEP, Inc. has established an Executive Advisory Committee for the purpose of providing advice, counsel, and ideas to management, as well as acting as a sounding board in the ordinary course of business, as the company moves forward in an effort to expand its opportunities and exposure.

We will keep you updated on the progress related to SEC reporting as it occurs.  Once again, we appreciate the faith and support of our loyal shareholder base, and look forward to being able to report positive developments in the future.

With best regards,
John H. Nordstrom
CEO, LEEP, Inc,
E-Mail: investorrelations@leepinc.com
website:  www.leepinc.com

About LEEP Inc.
LEEP Inc., (OTC: LPPI)  is the creator and manufacturer of the LeepCore  Steel SIP (structural insulated panel). The revolutionary building material designed for the 21st Century. LeepCore is a galvanized steel skin, polyurethane foam core, load-bearing SIP that is used to construct walls, roofs and floors. LeepCore constructed buildings are stronger, lighter, and quicker to erect than with traditional building materials.